Exhibit 8.1

                          Opinion of Nixon Peabody LLP

March 16, 2000

Corning Incorporated
One Riverfront Plaza
Corning, NY 14831

Ladies and Gentlemen:


         We are acting as counsel to Corning Incorporated ("Corning"), a New York corporation in connection with the proposed merger (the "Merger") of CI Subsidiary, Inc. ("Merger Sub"), a Delaware corporation and direct wholly-owned subsidiary of Corning, with and into NetOptix Corporation ("NetOptix"), a Delaware corporation, pursuant to an Agreement and Plan of Merger (the "Agreement"), dated as of February 13, 2000, by and among Corning, Merger Sub, and NetOptix. Corning is filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock of Corning (the "Corning Common Stock") to be issued to holders of shares of common stock of NetOptix (the "NetOptix Common Stock") in connection with the Merger. At your request in connection with the filing of the Registration Statement, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

         For purposes of the opinion set forth below, we have, with the consent of Corning and the consent of NetOptix, relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) and relied upon convenants contained in the certificates of Corning, Merger Sub and NetOptix (copies of which are attached hereto and which are incorporated herein by reference). We have assumed that the statements and representation in those certificates will be complete and accurate as of the Effective Time and the covenants set forth in these certificates will be complied with in all material respects. We have also relied upon the accuracy of the factual information set forth in the Registration Statement and the Proxy Statement-Prospectus (together, the "Proxy Statement") filed with the Commission, as amended through the date hereof, in connection with the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

         We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance with the terms of the Agreement in all material respects and as described in the Proxy Statement and that the Merger will qualify as a statutory merger under applicable state laws. We are of the opinion that, subject to the limitations set forth therein, the discussion contained in the Proxy Statement under the caption "The Merger--Material Federal Income Tax Consequences" is an accurate summary of the material federal income tax consequences of the Merger to holder of NetOptix Common Stock under currently applicable law.

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         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption "The Merger--Material Income Tax Consequences" and elsewhere in the Proxy Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

                                                     Very truly yours,


                                                     /s/ NIXON PEABODY LLP


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